Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of July 18, 2024 (the “Merger Agreement”), by and among Evolution Malta Holding Limited, a company registered in Malta (“Parent”), Galaga Merger Sub, Inc., a Nevada corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Galaxy Gaming, Inc., a Nevada corporation (the “Company”), is made and entered into as of November 24, 2025, by and among Parent, Merger Sub and the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company are parties to the Merger Agreement (the “Parties”);

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, Section 8.02 of the Merger Agreement provides that, at any time prior to the Effective Time, the Agreement may be amended or supplemented in any and all respects by written agreement of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

AGREEMENT

1. Amendment to the Merger Agreement.

(a) Section 7.01(b)(i) of the Merger Agreement is hereby deleted and replaced with the following:

“if the Merger shall not have been consummated on or prior to July 17, 2026 (the “Outside Date”). The right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the event specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or”

2 Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Merger Agreement or any rights or obligations of any party under or in respect of the Merger Agreement. Except as modified by this Amendment, the Merger Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Merger Agreement to “this

Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and a reference to the Merger Agreement in any other instrument or document shall be deemed a reference to the Merger Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Merger Agreement, as amended by this Amendment.

3. General. Article VIII of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVOLUTION MALTA HOLDING LIMITED

By:	/s/ Martin Carlesund
Name:	Martin Carlesund
Title:	Director

GALAGA MERGER SUB, INC.

By:	/s/ Jesper Von Bahr
Name:	Jesper Von Bahr
Title:	Secretary and Treasurer

GALAXY GAMING, INC.

By:	/s/ Matthew D. Reback
Name:	Matthew D. Reback
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]